EXHIBIT 99






PRESS RELEASE

Cotelligent, Inc.                        FOR IMMEDIATE RELEASE
101 California Street                    Company Contact:
Suite 2050                               Jim Lavelle, chairman, CEO & president
San Francisco, CA 94111                  Editorial Contact:
Telephone: 415-439-6400                  Jessica Flynn, corporate communications
                                         Cotelligent #00-36

                    COTELLIGENT APPOINTS RALPH H. BAXTER, JR.
                            TO ITS BOARD OF DIRECTORS

San Francisco - March 6, 2000 - Cotelligent (NYSE: CGZ), a leading provider of information technology (IT) consulting and outsourcing services, announced today the addition of Ralph H. Baxter, Jr., chairman and CEO of Orrick, Herrington & Sutcliffe LLP, to its Board of Directors. Mr. Baxter joined Orrick in 1974 and has served at his current post since 1990. His tenure as chairman is unequaled by any other large firm leader in the United States.

"I'm enthusiastic about the investment Cotelligent continues to make in its future," Baxter said. "Cotelligent's vision is to be a dynamic firm that can effectively meet the challenges presented by a constantly changing marketplace, and I look forward to supporting all efforts to that end."

Primarily focused on finance and technology, Orrick has grown from a mid-size regional firm into a global powerhouse under the forethought and leadership of Mr. Baxter. It has been independently ranked as one of the world's leading law firms in structured finance, project finance and public finance. Mr. Baxter's success can be credited in part to his dedication to core values, a vision that informs every Orrick employee's work process and is reflected in the highest level of service to clients.

Mr. Baxter serves on the Executive Committee of the San Francisco Partnership, an alliance of business and government to advance economic growth and development within the City and County of San Francisco. He was also a member of the Mayor's 1997 Trade Delegation to China. Mr. Baxter has recently been requested to serve as an advisor to the Dean of Harvard University's Kennedy School of Government on issues relating to the internationalization of law. A graduate of the University of Virginia Law School in 1974, Baxter received his BA from Stanford University and his MA from Catholic University.

"I am confident that Mr. Baxter will be a tremendous asset to our Board, " said Jim Lavelle, Cotelligent's chairman, CEO and president. "His demonstrated leadership in the realms of career

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and community is indicative of the foresight,  adaptability and strategic wisdom he will bring to Cotelligent."

About Cotelligent
Cotelligent is a national information technology (IT) consulting and outsourcing firm providing full life-cycle technology solutions. Cotelligent has approximately 3,000 technical consultants and operating staff who deliver services from 29 locations throughout the United States. The Company also has recruiting offices in Brazil and the Philippines. Cotelligent's stock is traded on the New York Stock Exchange under the symbol CGZ. More detailed information is available on the company's Web site at www.cotelligent.com.
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